EX-28.h.2.b

Execution

AMENDMENT TO U.S. MUTUAL FUNDS
ADMINISTRATION AGREEMENT
This Amendment, dated and effective as of June 1, 2023, is by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware statutory trust (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Administrator").
WHEREAS, the Fund and the Administrator entered into a U.S. Mutual Funds Administration Agreement dated October 3, 2012 and effective on or about April 1, 2013 (as amended, modified and supplemented through the date hereof, the "Agreement"); and
WHEREAS, the parties hereto wish to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:
1.	Section 10 (Compliance with Governmental Rules and Regulations; Records) is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:
"The Administrator agrees to perform its duties hereunder in accordance with applicable law; however, the Administrator assumes no responsibility for ensuring that the Fund complies with all securities, tax, commodities and other laws, rules and regulations applicable to the Fund. The Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, any Portfolio or the Administrator as administrator to the Fund by the tax law of the United States or of any state or political subdivision thereof, provided that this sentence does not relieve the Administrator from responsibility and liability for its duties hereunder, including adherence to the applicable standard of care."
2.	Section 12 (Effective Period and Termination) of the Agreement is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:
"This Agreement shall remain in full force and effect for an initial term ending June 1, 2028 (the "Initial Term"). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing. During the Initial Term and thereafter, either party may immediately terminate this Agreement: (i) in the event of the other party's material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days' written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements."
3.	Schedule B1 (formerly A-2) (Fund Administration Services) to the Agreement is hereby deleted in its entirety and replaced with new Schedule B1, attached hereto as Exhibit 1 to this Amendment.
4.	Schedule B4 (formerly B) (Notice Filing with State Securities Administrators) to the Agreement is hereby deleted in its entirety.
5.	The Fund hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 4 of the Agreement.
6.	Except as amended hereby, the Agreement shall remain in full force and effect.
7.
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE DFA INVESTMENT TRUST COMPANY
By: ___/s/Ryan P. Buechner__________
Name: __ Ryan P. Buechner________
Title: ___ Vice President________________

STATE STREET BANK AND TRUST COMPANY
By: ___/s/ Stefanie B. Mansfield _____
Name: Stefanie B. Mansfield
Title: Managing Director, Global Relationship Management

EXHIBIT 1 TO THE AMENDMENT
TO THE
THE DFA INVESTMENT TRUST COMPANY
ADMINISTRATION AGREEMENT

Schedule Bl
Fund Administration Services

The Administrator in its role as administrator to the Fund and Portfolios shall provide the following fund administration services:
Fund Administration Treasury Services
a.
Prepare for the review by designated officer(s) of the Fund financial information regarding the Portfolio(s) that will be included in the Fund's semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable and coordinate with the Fund's financial printer the filing of such reports with the SEC;

b.	Coordinate the audit of the Fund's financial statements by the Fund's independent accountants, including the preparation of supporting audit workpapers and other schedules;
c.
Review form N-CSR, annual and semi-annual reports, and provide any comments in a timely manner, coordinating with the Fund's financial printer the filing of such forms with the SEC; prepare for the review by designated officer(s) of the. Fund, financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Calculate expense ratios and related waivers/recoveries;
e.
Prepare and furnish total return performance information for the Portfolio(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

f.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;
g.	Maintain certain books and records of the Fund as required under Rule 31 a-1(b) of the 1940 Act, as may be mutually agreed upon;
h.	Maintain segregation currency requirements under Section 18 of the 1940 Act;
i.	Provide such reporting and statistics in the manner and frequency as mutually agreed upon between the Administrator and the Fund;

j.	Prepare and file necessary forms relating to 1099-NEC; and provide required data elements for 1042-S filings; and
k.	Prepare for the review by designated officer(s) of the Fund ordinary income and capital gains Certificate of Treasury for distributions, including all estimates and projections of net income.
Other Services
a.
The Administrator will provide information and documentation relating to the Fund or other assistance relating to such information and documentation as the Fund may reasonably request to help the Fund respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if, in the Administrator's sole discretion, responding to such a request would cause an undue burden on an Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and the Administrator; and

b.
The Administrator will provide such information relating to the Fund as the Fund may reasonably request in connection with the services provided by such Administrator to the Fund pursuant to this Agreement, provided, however, that if, in the Administrator's sole discretion, responding to such a request would cause an undue burden on the Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Fund and the Administrator.